Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Eaton Vance Corp.:

We consent to the incorporation by reference in the Registration Statements listed at Exhibit 99.1 on Forms S-3 and S-8 of our reports, dated December 22, 2009, relating to the consolidated financial statements of Eaton Vance Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in 2008 in the method of accounting for uncertainty in income taxes to conform to new guidance issued by the Financial Accounting Standards Board), and the effectiveness of Eaton Vance Corp.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Eaton Vance Corp. for the year ended October 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 22, 2009

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